Exhibit 99.1

G1 Therapeutics Announces Closing of Initial Public Offering

RESEARCH TRIANGLE PARK, NC, May 23, 2017 – G1 Therapeutics, Inc. (NASDAQ: GTHX), a clinical-stage oncology company, today announced the closing of its initial public offering of 7,781,564 shares of common stock at a public offering price of $15.00 per share, including 781,564 shares sold pursuant to the partial exercise of the underwriters’ option to purchase additional shares. G1 Therapeutics received approximately $108.6 million in proceeds from the offering, net of underwriting discounts and commissions, but before estimated offering expenses. The shares began trading on The NASDAQ Global Select Market on May 17, 2017 under the ticker symbol “GTHX.”

J.P. Morgan Securities LLC and Cowen and Company, LLC acted as joint book-running managers for the offering. Needham & Company, LLC and Wedbush PacGrow acted as co-managers for the offering.

A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission on May 16, 2017. The offering was made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by telephone at (866) 803-9204, or Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806 or by faxing (631) 254-7140.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About G1 Therapeutics, Inc.

G1 Therapeutics is a clinical-stage biopharmaceutical company developing novel, small-molecule therapies that address significant unmet needs in the treatment of cancer. The company is advancing a pipeline of potential best-in-class and first-in-class drug candidates in multiple oncology indications. G1 is based in Research Triangle Park, NC.

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Contacts

Investors:

Robert Uhl

Westwicke Partners

858-356-5932

robert.uhl@westwicke.com

Media:

Laura Bagby

6 Degrees Communications

312-448-8098

lbagby@6degreespr.com